Exhibit 99

NEWS RELEASE

Contact:	Richard N. Grubb, Executive
Vice President and Chief Financial
Officer or Robert A. Freece
Senior Vice President
610/644-1300

FOR IMMEDIATE RELEASE

DR. FELIX ZANDMAN, CHAIRMAN OF THE BOARD AND CEO OF VISHAY INTERTECHNOLOGY, INC., WILL TRANSFER HIS CEO POSITION TO DR. GERALD PAUL, PRESIDENT AND COO.  DR. ZANDMAN, IN ADDITION TO SERVING AS CHAIRMAN, WILL ASSUME ALSO THE NEWLY CREATED POSITIONS OF CHIEF TECHNICAL OFFICER (CTO) AND CHIEF BUSINESS DEVELOPMENT OFFICER (CBDO).

MALVERN, PENNSYLVANIA, November 22, 2004 — Dr. Felix Zandman, Chairman of the Board and Chief Executive Officer of Vishay Intertechnology, Inc. (NYSE: VSH) announced today that Dr. Gerald Paul, President and Chief Operating Officer (COO) of Vishay, will succeed him as Chief Executive Officer (CEO) of Vishay, effective January 1, 2005.   Dr. Paul will also retain the position of COO.  The change was approved today by the Vishay Board of Directors.  Dr. Gerald Paul has served since 1987 in several management positions in Vishay, and was named President of Vishay in 1998. As President and COO, he has led the experienced management team that has successfully integrated the operations of acquired companies and businesses including, among others, BCcomponents, General Semiconductor, Siliconix and the former Telefunken business.

The Board of Directors of Vishay has announced that Dr. Felix Zandman, in addition to continuing to serve as Chairman of the Board, will serve as well in two newly created Corporate Officer positions, effective January 1, 2005: Chief Technology Officer (CTO) and Chief Business Development Officer (CBDO). In the positions of CTO and CBDO, he will oversee Vishay’s research and development (R&D) efforts, Vishay’s program of investment in selected high tech start-up companies, and Vishay’s mergers and acquisitions (M&A) program. Under his leadership as Chairman of the Board and CEO, Vishay has grown to become one of the world’s largest manufacturers of discrete semiconductors and passive components.

Dr. Zandman co-founded Vishay in 1962, with the introduction of a product line based on foil resistor technology that he invented.  Many of his patents propelled Vishay sales and established the company as a technology leader in the electronic component industry.  One of his inventions, the strip metal resistor, was honored by the National Museum of American History (part of the Smithsonian Institution) in Washington, DC with an exhibition of the original sketch of the resistor.  Dr. Zandman has received many awards, including among others, The French Order of Merit for Research and Invention, The Legion of Honor, The Franklin Institute Medal for Science, and The Medal of Honor from the Electronic Industries Association.  In addition to his Doctorate in Physics, he is the recipient of 3 Doctorates Honors Causa and is the author of many papers and 3 textbooks.

Commenting on the change, Dr. Zandman remarked:  “Dr. Paul’s succession to the position of CEO puts management leadership of Vishay in skilled and experienced hands.  The operational structure implemented by Dr. Paul has enabled Vishay to integrate acquisitions quickly and efficiently.  Vishay has grown to the size and stature it is today due in great part to Dr. Paul’s exceptional organization and administrative skills.”

Dr. Zandman continued, “As CTO and CBDO, I will be focusing on innovations, strategic directions and acquisitions for further growth, with the goal of guiding Vishay to the next level of technological leadership.”

Eli Hurvitz, Member of the Board of Vishay and Chairman of the Board of Teva Pharmaceutical Industries, Ltd. noted: “Dr. Felix Zandman’s unparalleled achievements as both scientist and businessman provided the foundation for Vishay’s tremendous growth and success. I know that his new role will enable Dr. Zandman to focus once again on new ideas and new opportunities that are on the horizon—just as he did when he started Vishay. Dr. Paul, in his expanded role, will complement Dr. Zandman’s efforts through expert execution.”

Vishay, a Fortune 1,000 Company listed on the NYSE, is one of the world’s largest manufacturers of discrete semiconductors (diodes, rectifiers, transistors, optoelectronics, and selected ICs) and passive electronic components (resistors, capacitors, inductors, and transducers). The Company’s components can be found in products manufactured in a very broad range of industries worldwide. Vishay is headquartered in Malvern, Pennsylvania, and has plants in 17 countries employing over 26,000 people. Vishay can be found on the Internet at www.vishay.com.